     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1998

                                                               FILE NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                   TYCO INTERNATIONAL LTD.                                      TYCO INTERNATIONAL GROUP S.A.
            (Exact name of registrant as specified                          (Exact name of registrant as specified
                       in its charter)                                                 in its charter)

                           BERMUDA                                                        LUXEMBOURG
                 (State or other jurisdiction                                    (State or other jurisdiction
              of incorporation or organization)                               of incorporation or organization)

                        NOT APPLICABLE                                                  NOT APPLICABLE
                        (IRS Employer                                                   (IRS Employer
                     Identification No.)                                             Identification No.)
                     THE GIBBONS BUILDING                                            BOULEVARD ROYAL, 26
                  10 QUEEN STREET, SUITE 301                                             SIXTH FLOOR
                    HAMILTON HM11, BERMUDA                                            L-2449 LUXEMBOURG
                        (441) 292-8674                                                (352) 22-9999-5204
              (Address, including zip code, and                               (Address, including zip code, and
                 telephone number, including                                     telephone number, including
              area code, of registrant principal                              area code, of registrant principal
                      executive offices)                                              executive offices)

                            ------------------------

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

    *The executive offices of the Registrants' principal U.S. subsidiary, Tyco International (US) Inc., are located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.
                         ------------------------------

                                   COPIES TO:
                             JOSHUA M. BERMAN, ESQ.
                       KRAMER, LEVIN, NAFTALIS & FRANKEL
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100

    Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             (CALCULATION OF REGISTRATION FEE ON FOLLOWING PAGE)

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                          AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
              TITLE OF EACH CLASS OF                      TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED                  REGISTERED         PER UNIT (1)     OFFERING PRICE (1)         FEE
Debt Securities                                     $3,750,000,000(2)          100%           $3,750,000,000      $1,106,250(4)
Guarantees                                                 (3)                                     (3)                 (5)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest, if any.

(2) The aggregate principal amount of the Debt Securities to be issued may be increased, if any Debt Securities are issued at an original issue discount, by an amount such that the net proceeds to be received by Tyco International Group S.A. shall be equal to the above amount to be registered. Any offering of Debt Securities denominated other than in U.S. dollars will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities from Tyco International Group S.A.

(3) No separate consideration will be received for the Guarantees.

(4) The amount of registration fee, calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(o) promulgated thereunder, is 0.000295 of the maximum aggregate offering price at which the Debt Securities registered pursuant to this Registration Statement are proposed to be offered.

(5) Under Rule 457(n), no fee is payable with respect to the Guarantees.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 23, 1998

PROSPECTUS

                                   $3,750,000,000
                                ----------------

                         TYCO INTERNATIONAL GROUP S.A.
                                 -------------

                                DEBT SECURITIES
                                ----------------

                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                            TYCO INTERNATIONAL LTD.
                               ------------------

    Tyco International Group S.A., a Luxembourg company (the "Company"), may offer from time to time unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other evidences of unsecured indebtedness in one or more series, at an aggregate initial offering price not to exceed U.S.$3,750,000,000, or its equivalent if some or all of the Debt Securities are denominated in one or more foreign currencies, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. Debt Securities may be issued in registered form without coupons ("Registered Securities"), bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Unless otherwise specified in the Prospectus Supplement, all Debt Securities will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by Tyco International Ltd. ("Tyco"), the sole shareholder of the Company. Guarantees of the Debt Securities (the "Guarantees") by Tyco will constitute unsecured and unsubordinated obligations of Tyco.

    Specific terms of the particular Debt Securities in respect of which this Prospectus is being delivered will be set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of the offering of the Debt Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Debt Securities, without limitation, the following: the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest is payable, any modification of the covenants and any other specific terms thereof. The amounts payable by the Company in respect of Debt Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in the Prospectus Supplement. The Prospectus Supplement will also contain, where applicable, relevant tax considerations relating to the holders of Debt Securities covered by the Prospectus Supplement.

    The Company may sell Debt Securities offered hereby to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. The Prospectus Supplement will also set forth the names of the underwriters, dealers and agents involved in the sale of the Debt Securities offered hereby, the principal amounts, if any, to be purchased by the underwriters or agents and the compensation, if any, of such underwriters or agents and any applicable commissions or discounts. The net proceeds to the Company from the sale of the Debt Securities offered hereby will also be set forth in the Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

                 The date of this Prospectus is            , 1998.

    No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, Tyco or any underwriter, dealer or agent. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that the information contained herein or in the accompanying Prospectus Supplement is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company or Tyco since the date hereof or thereof. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy Debt Securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

    Tyco is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), all of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by Tyco with the Commission may be accessed electronically on the Web at http://www.sec.gov. Such material may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where Tyco's common shares, par value U.S.$0.20 per share ("Common Shares"), are listed.

    This Prospectus constitutes part of a Registration Statement on Form S-3 filed by the Company and Tyco (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy of the applicable document so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents, which have been filed by Tyco with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this
Prospectus:

    1. Tyco's Transition Report on Form 10-K for the fiscal year ended September 30, 1997.

    2. Tyco's Transition Report on Form 10-K/A for the fiscal year ended September 30, 1997.

    3. Tyco's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997.

    4.  Tyco's Current Report on Form 8-K filed on March 6, 1998.

    5.  Tyco's Current Report on Form 8-K filed on March 11, 1998.

    6.  Tyco's Current Report on Form 8-K filed on April 23, 1998.

    All documents filed by Tyco with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Debt Securities made hereby shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Tyco and the Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner of Debt Securities, upon the written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to J. Brad McGee, Senior Vice President, Tyco International
(US) Inc., One Tyco Park, Exeter, New Hampshire 03833 (telephone: (603)
778-9700).

                            TYCO INTERNATIONAL LTD.

    Tyco International Ltd., a Bermuda company ("Tyco"), through its subsidiaries, is a diversified manufacturing and service company that, operates in four segments: (i) the design, manufacture and distribution of disposable medical supplies and other specialty products, and the conduct of vehicle auctions and related services; (ii) the design, manufacture, installation and service of fire detection and suppression systems, and the installation, monitoring and maintenance of electronic security systems; (iii) the design, manufacture and distribution of flow control products; and (iv) the design, manufacture and distribution of electrical and electronic components, and the design, manufacture, installation and service of undersea cable communication systems.

    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.

    On July 2, 1997, Tyco International Ltd., a Massachusetts corporation ("Former Tyco"), merged with a subsidiary of Tyco, with Tyco being the continuing public company. In connection with the merger, Tyco changed its name from ADT Limited ("ADT") to Tyco International Ltd.

    Tyco's registered and principal executive offices are located at The Gibbons Building, 10 Queen Street, Hamilton HM11, Bermuda, and its telephone number is
(441) 292-8674. The executive offices of Tyco's principal United States subsidiary, Tyco International (US) Inc., are located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.

                                  THE COMPANY

    Tyco International Group S.A. (the "Company"), a Luxembourg company, is a direct wholly-owned subsidiary of Tyco. The registered and principal executive offices of the Company are located at Boulevard Royal, 26, Sixth Floor, L-2449 Luxembourg and its telephone number is (352) 22-9999-5204. Through its subsidiaries, the Company owns substantially all of the assets, and engages in substantially all of the businesses, owned or engaged in by Tyco.

                              CURRENT DEVELOPMENTS

    In March 1998, Tyco sold 25.3 million Common Shares in a public offering at $50.75 per share. The net proceeds from the sale were used to repay indebtedness incurred for previous acquisitions. On April 20, 1998, Tyco announced that a definitive agreement was signed by a subsidiary of Tyco to acquire the Wells Fargo Alarm business of Borg-Warner Security Corporation for $425 million in cash.

    Tyco and its subsidiaries review acquisition opportunities in the ordinary course of its business, some of which may be material and some of which are currently under investigation, discussion or negotiation. There can be no assurance that any of such acquisitions will be consummated.

TYCO'S RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED MARCH 31, 1998

    On April 21, 1998, Tyco announced results of operations for the second quarter (the "fiscal 1998 second quarter") and the six months ended March 31, 1998. These results, which are presented below, include the Security operations of ADT Limited ("ADT") now Tyco, Keystone International, Inc. ("Keystone"), and INBRAND Corporation ("INBRAND"). The merger transactions involving these entities occurred in fiscal 1997 and were accounted for as a pooling of interests. Accordingly, the results reflect the operations of ADT, Keystone and INBRAND for all periods presented, except for the periods prior to January 1, 1997 which do not include INBRAND due to immateriality.

    Diluted earnings per share before extraordinary items increased 66% to $0.48 per share for the fiscal 1998 second quarter, compared to $0.29 for the quarter ended March 31, 1997. Income before extraordinary items increased 88% to $276.2 million in the fiscal 1998 second quarter, compared to $147.3 million in the quarter ended March 31, 1997. Sales increased 22% to $2.85 billion in the fiscal 1998 second quarter from $2.33 billion in the quarter ended March 31, 1997.

    In September 1997, Tyco changed its fiscal year end from December 31 to September 30. In the discussion below, the results of operations for fiscal 1998 compares the second quarter and six months ended March 31, 1998 with the corresponding quarter and six months ended March 31, 1997.

    The following segment discussion is before non-recurring charges and extraordinary items. Earnings of Tyco's Disposable and Specialty Products group increased 35% to $149.4 million in the fiscal 1998 second quarter compared to $110.7 million in the quarter ended March 31, 1997. Results for the fiscal 1998 second quarter reflect lower costs and an expanded base of product offerings and include the operations of Sherwood--Davis & Geck since the date of its acquisition by Tyco in February 1998. Earnings of Tyco's Fire and Security Services group increased 41% to $149.8 million in the fiscal 1998 second quarter compared to $106.0 million in the quarter ended March 31, 1997. Results for this group reflect increased sales and higher operating margins. Earnings of Tyco's Flow Control group increased 25% to $73.4 million in the fiscal 1998 second quarter compared to $58.5 million in the quarter ended March 31, 1997. Increased sales volume in this group was partially offset by the effect of foreign currency fluctuations. Earnings of Tyco's Electrical and Electronic Components group were $92.5 million for the fiscal 1998 second quarter, compared to $28.8 million in the quarter ended March 31, 1997. Results for this group for the fiscal 1998 second quarter include the operations of Tyco Submarine Systems Ltd., which was acquired from AT&T Corp. in July 1997, and also reflect earnings increases in Tyco's Printed Circuit Group. The earnings of Tyco's four business groups are stated herein before deduction for general corporate expenses, interest expense and taxes.

    The following table sets forth the summary results of operations of Tyco for the three- and six-month periods ended March 31, 1998 compared to the three- and six-month periods ended March 31, 1997.

                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             MARCH 31,             MARCH 31,
                                                        --------------------  --------------------
                                                          1998       1997       1998       1997
                                                        ---------  ---------  ---------  ---------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales.................................................  $ 2,852.0  $ 2,332.9  $ 5,539.5  $ 4,564.9
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------
Income before income taxes and extraordinary items....      406.5      234.4      765.9      333.0
Income taxes..........................................     (130.3)     (87.1)    (248.9)    (117.6)
                                                        ---------  ---------  ---------  ---------
Income before extraordinary items.....................  $   276.2  $   147.3  $   517.0  $   215.4
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------
Earnings per share before extraordinary items (1):
  Basic...............................................  $    0.49  $    0.29  $    0.94  $    0.44
  Diluted.............................................  $    0.48  $    0.29  $    0.91  $    0.43
Common equivalent shares:
  Basic...............................................      560.1      499.5      552.6      489.6
  Diluted.............................................      579.9      529.1      574.1      518.7

------------------------

(1) Earnings per share based on diluted shares assumes conversion of LYONs notes. Accordingly, net interest expense of $2.1 million and $4.3 million in the three months and six months, respectively, ended March 31, 1998 and $3.5 million and $6.8 million in the three months and six months, respectively, ended March 31, 1997 must be added back to income before extraordinary items in order to compute diluted earnings per share.

                                USE OF PROCEEDS

    Except as otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities to refinance, in part, existing indebtedness, to finance recently announced acquisitions and for general corporate purposes. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

                   RATIO OF EARNINGS TO FIXED CHARGES OF TYCO

    The following table sets forth the ratio of earnings to fixed charges for Tyco for the three months ended December 31, 1997, the nine month transitional fiscal year ended September 30, 1997, and the years ended December 31, 1996, 1995, 1994 and 1993.

                                                                    THREE MONTHS         FISCAL YEAR       YEAR ENDED DECEMBER
                                                                        ENDED               ENDED                  31,
                                                                      DECEMBER          SEPTEMBER 30,     ----------------------
                                                                      31, 1997             1997(3)           1996        1995
                                                                  -----------------  -------------------     -----     ---------
Ratio of earnings to fixed charges(1)(2)........................           6.37                  (4)              (4)       3.00


                                                                    1994       1993
                                                                  ---------  ---------
Ratio of earnings to fixed charges(1)(2)........................       3.33       2.76

------------------------

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, cumulative effect of change in accounting methods and extraordinary items, and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.

(2) On July 2, 1997, a wholly-owned subsidiary of Tyco merged with Former Tyco. On August 27, 1997, Tyco consummated a merger with INBRAND, and, on August 29, 1997, Tyco consummated a merger with Keystone. Each of the three merger transactions qualifies for pooling of interests basis of accounting. As such, the ratio of earnings to fixed charges for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995, 1994 and 1993 include the effect of the mergers, except that the calculation presented above for periods prior to January 1, 1997 does not include INBRAND due to immateriality.

   Prior to the respective mergers, ADT and Keystone had calendar year ends and Former Tyco had a June 30 fiscal year end. The historical results upon which the ratios are based have been combined using a calendar year end for ADT, Keystone and Former Tyco for the year ended December 31, 1996. For 1995, 1994, and 1993, the ratio of earnings to fixed charges reflects the combination of ADT and Keystone with a calendar year end and Former Tyco with a June 30 fiscal year end.

(3) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. The fiscal year ended September 30, 1997 represents the nine month period ended September 30, 1997.

(4) Earnings were insufficient to cover fixed charges by $589.7 million and $61.2 million in 1997 and 1996, respectively.

   Earnings for the nine months ended September 30, 1997 and the year ended
    December 31, 1996 included merger, restructuring and other nonrecurring charges of $917.8 million and $246.1 million, respectively. Earnings also include a charge for the impairment of long-lived assets of $148.4 million and $744.7 million, respectively in the 1997 and 1996 periods. The 1997 period also includes a write off of purchased in-process research and development of $361.0 million.

   On a pro forma basis the ratio of earnings to fixed charges excluding merger, restructuring and other nonrecurring charges, charge for the impairment of long-lived assets and write off of purchased in-process research and development would have been 5.44x and 4.68x for the nine months ended September 30, 1997 and year ended December 31, 1996, respectively.

             DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEES

    The Debt Securities and the Guarantees offered hereby will be issued under an indenture (hereinafter the "Indenture"), among the Company, Tyco and the trustee thereunder (hereinafter referred to as the "Trustee"). The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to this Registration Statement. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities and the Guarantees to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities and Guarantees. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

    The particular terms of the Debt Securities and the Guarantees offered by a Prospectus Supplement will be described in such Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities and the Guarantees as described herein and in the Indenture or in any supplemental indenture thereto and any applicable material federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities and Guarantees, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities and the Guarantees set forth in this Prospectus.

GENERAL

    The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series unless otherwise provided in any supplemental indenture and the applicable Prospectus Supplement.

    Unless otherwise provided in any supplemental indenture and specified in the applicable Prospectus Supplement, Debt Securities offered pursuant to this Prospectus will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with other unsecured and unsubordinated obligations of the Company for money borrowed. The Debt Securities will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. The Debt Securities will be fully and unconditionally guaranteed by Tyco. Except as described under "Certain Covenants" and as may be provided in any supplemental indenture and set forth in the applicable Prospectus Supplement, the Indenture does not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions on the Company or any of its subsidiaries. Except as may be provided in any supplemental indenture and set forth in the applicable Prospectus Supplement, the Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in any distribution of assets of any subsidiary upon the latter's liquidation or reorganization or otherwise will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent that the Company or any of its creditors may itself be a creditor of that subsidiary.

    A Prospectus Supplement will set forth where applicable the following terms of and information relating to the Debt Securities offered pursuant to this
Prospectus: (i) the designation of the Debt Securities; (ii) the aggregate principal amount of the Debt Securities; (iii) the date or dates on which principal of, and premium, if any, on the Debt Securities is payable; (iv) the rate or rates at which the Debt Securities shall bear interest, if any, or the method by which such rate shall be determined, the date or dates from which interest will accrue and on which such interest will be payable and the related record dates; (v) if other than the offices of the Trustee, the place where the principal of and any premium or interest on the Debt Securities will be payable;
(vi) any redemption, repayment or sinking fund provisions; (vii) if other than denominations of $1,000 or multiples thereof, the denominations in which the Debt Securities will be issuable; (viii) if other than the principal amount thereof, the portion of the principal amount due upon acceleration; (ix) whether the Debt Securities shall be issued in the form of a global security or securities; (x) any other specific terms of the Debt Securities (which may, for example, include the currency, and any index used to determine the amount, of payment of principal of and any premium and interest on the Debt Securities); and (xi) if other than the Trustee, the identity of any trustees, paying agents, transfer agents or registrars with respect to the Debt Securities.

    Unless otherwise provided in any supplemental indenture and specified in the applicable Prospectus Supplement, Debt Securities offered pursuant to this Prospectus will be issued either in certificated, fully registered form, without coupons, or as global notes under a book-entry system.

    Upon receipt of an authentication order from the Company together with any other documentation required by the Indenture or any supplemental indenture thereto, the Trustee will authenticate Debt Securities in the appropriate form and for the amount specified in the applicable Prospectus Supplement and the supplemental indenture relating thereto.

    Unless otherwise provided in any supplemental indenture and specified in the applicable Prospectus Supplement, principal and premium, if any, will be payable, and the Debt Securities offered pursuant to this Prospectus will be transferable and exchangeable without any service charge, at the office of the Trustee. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange.

    Interest, if any, on any series of Debt Securities offered pursuant to this Prospectus will be payable on the interest payment dates set forth in the accompanying Prospectus Supplement to the persons described in the accompanying Prospectus Supplement.

    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, there are no covenants or provisions contained in the Indenture which afford the holders of Debt Securities offered pursuant to this Prospectus protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company. The consummation of any highly leveraged transaction, reorganization, restructuring, merger or similar transaction could cause a material decline in the credit quality of the outstanding Debt Securities.

GUARANTEES

    Tyco will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest and any Additional Amounts (as defined below under "Payment of Additional Amounts"), if any, on the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. The Guarantees are unsecured and unsubordinated obligations of Tyco and will rank equally with all other unsecured and unsubordinated obligations of Tyco. The Guarantees provide that in the event of a default in payment of principal, premium, if any, or interest on a Debt Security, the holder of the Debt Security may institute legal proceedings directly against Tyco to enforce the Guarantees without first proceeding against the Company. In addition, under certain circumstances described under "Certain Covenants--Limitation on Indebtedness of Subsidiaries," subsidiaries of the Company (collectively with Tyco, the "Guarantors") may execute and deliver additional Guarantees.

    The obligations of Tyco and any other Guarantor, if any, under their respective Guarantees are limited to the maximum amount which, after giving effect to any collections from or payments made by or on behalf of any other Guarantors in respect of the obligations of such other Guarantors under their respective Guarantees or pursuant to their contribution obligations under the Indenture, will result in the obligations of such Guarantors under their Guarantees not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Guarantor to the extent permitted by applicable law.

REDEMPTION UPON CHANGES IN WITHHOLDING TAXES

    The Debt Securities of any series may be redeemed, as a whole but not in part, at the election of the Company, upon not less than 30 nor more than 60 days notice (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date and Additional Amounts, if any, if as a result of any amendment to, or change in, the laws or regulations of Luxembourg or any political subdivision or taxing authority thereof or therein having power to tax (a "Taxing Authority"), or any change in the application or official interpretation of such laws or regulations which amendment or change becomes effective after the date the applicable Debt Securities are issued, the Company has become or will become obligated to pay Additional Amounts, on the next date on which any amount would be payable with respect to the Debt Securities of such series, and such obligation cannot be avoided by the use of reasonable measures available to the Company; PROVIDED, HOWEVER, that (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts, and (b) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the giving of any notice of redemption described in this paragraph, the Company shall deliver to the Trustee (i) a certificate signed by two directors of the Company stating that the obligation to pay Additional Amounts cannot be avoided by the Company taking reasonable measures available to it and (ii) a written opinion of independent legal counsel to the Company of recognized standing to the effect that the Company has or will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that the Company cannot avoid the payment of such Additional Amounts by taking reasonable measures available to it.

PAYMENT OF ADDITIONAL AMOUNTS

    All payments made by the Company and Tyco under or with respect to the Debt Securities and the Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Authority ("Taxes"), unless the Company or Tyco, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. In the event that the Company or Tyco is required to so withhold or deduct any amount for or on account of any Taxes from any payment made under or with respect to the Debt Securities or the Guarantees, as the case may be, the Company or Tyco, as the case may be, will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Debt Securities (including Additional Amounts) after such withholding or deduction will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of Debt Securities to the extent:

        (a) that any such Taxes would not have been so imposed but for the existence of any present or former connection between such holder and the Taxing Authority imposing such Taxes (other than the mere receipt of such payment, acquisition, ownership or disposition of such Debt Securities or the exercise or enforcement of rights under such Debt Securities, the Guarantees or the Indenture);

        (b) of any estate, inheritance, gift, sales, transfer, or personal property Taxes imposed with respect to such Debt Securities, except as otherwise provided herein;

        (c) that any such Taxes would not have been so imposed but for the presentation of such Debt Securities (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the Debt Securities been presented for payment on any date during such 30-day period; or

        (d) that such holder would not be liable or subject to such withholding or deduction of Taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption, if (x) the making of such declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes, and (y) at least 60 days prior to the first payment date with respect to which the Company or Tyco shall apply this clause (d), the Company or Tyco shall have notified all holders of Debt Securities in writing that they shall be required to provide such declaration or claim.

    The Company and Tyco, as applicable, will also (i) make such withholding or deduction of Taxes and (ii) remit the full amount of Taxes so deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws. The Company and Tyco, as applicable, will use their reasonable best efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. The Company or Tyco, as the case may be, will, upon request, make available to the holders of the Debt Securities, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company or Tyco or if, notwithstanding the Company's or Tyco's efforts to obtain such receipts, the same are not obtainable, other evidence of such payments by the Company or Tyco.

    At least 30 days prior to each date on which any payment under or with respect to the Debt Securities is due and payable, if the Company or Tyco will be obligated to pay Additional Amounts with respect to such payment, the Company or Tyco will deliver to the Trustee an officer's certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information as is necessary to enable such Trustee to pay such Additional Amounts to holders of Debt Securities on the payment date.

    The foregoing provisions shall survive any termination of the discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Company or Tyco, as the case may be, is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

    In addition, the Company will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and additional amounts with respect thereto, payable in Luxembourg or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of the Debt Securities.

    Whenever in the Indenture, the Debt Securities, in the "Description of the Notes and the Guarantees" in any Prospectus Supplement or in this "Description of the Debt Securities and the Guarantees" there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

BOOK-ENTRY SYSTEM

    If so specified in the applicable Prospectus Supplement, Debt Securities of any series offered pursuant to this Prospectus may be issued under a book-entry system in the form of one or more global securities ("Global Securities"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee. The specific terms of the depositary arrangement with respect to any series of Debt Securities, or portion thereof, to be represented by a Global Security will be provided in the supplemental indenture relating thereto and described in the applicable Prospectus Supplement.

    The Depositary has advised the Company as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of Persons who have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters or agents, if any, or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in the Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have the Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Debt Securities and will not be considered the owners or holders thereof under the Indenture.

    Payment of principal of, premium, if any, and any interest on Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of the Company, the Trustee, any paying agent or registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the account of customers registered in "street name," and will be the responsibility of such participants.

    A Global Security may not be transferred except as a whole to a nominee or successor of the Depositary. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue certificates in registered form in exchange for the Global Security or securities representing the Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have Debt Securities of a series represented by a Global Security and, in such event, will issue certificates in definitive form in exchange for the Global Security representing such Debt Securities.

CERTAIN COVENANTS

    Other than the covenants described below, any covenants, including any restrictive covenants, of the Company with respect to any series of Debt Securities will be provided in a supplemental indenture and described in the applicable Prospectus Supplement.

    LIMITATIONS ON LIENS. The Company covenants that, so long as any Debt Securities remain outstanding (but subject to defeasance, as provided in the Indenture), it will not, and will not permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee any Indebtedness (as defined below) which is secured by a mortgage, pledge, security interest, lien or encumbrance (each a "lien") upon any Principal Property (as defined below), or any shares of stock of or Indebtedness issued by any Restricted Subsidiary, without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the Debt Securities (together with, if the Company shall so determine, any other Indebtedness of the Company ranking equally with the Debt Securities) shall be equally and ratably secured with (or at the Company's option prior to) such secured Indebtedness, except that the foregoing covenant shall not apply to (a) liens existing on the date of the applicable Debt Securities are issued; (b) liens on the stock, assets or Indebtedness of a corporation existing at the same time such corporation becomes a Restricted Subsidiary unless created in contemplation of such Restricted Subsidiary becoming such; (c) liens on any assets or Indebtedness of a corporation existing at the time such corporation is merged into the Company or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or a Subsidiary; (d) liens on any Principal Property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property, or to secure Indebtedness incurred, assumed or guaranteed by the Company or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of, or within one year after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); (e) liens securing Indebtedness owing by any Restricted Subsidiary to the Company, Tyco or a Subsidiary or by the Company to Tyco; (f) liens in favor of the United States of America or any State thereof or any other country, or political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction or improvement) of the Principal Property subject to such liens (including but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings); (g) pledges, liens or deposits under worker's compensation or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Restricted Subsidiary is a party, or to secure the public or statutory obligations of the Company or any Restricted Subsidiary, or in connection with self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which the Company or any Restricted Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause, such as, but not limited to, interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business; (h) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards, to the extent such proceedings are being contested or appealed in good faith, or liens incurred for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding; (i) liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business of the Company or any Restricted Subsidiary, or the ownership of their assets, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Board of Directors of the Company, materially impair the use of such Principal Property in the operation of the business of the Company or such Restricted Subsidiary or the value of such Principal Property for the purposes thereof; (j) liens to secure the Company's or any Restricted Subsidiary's obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business; (k) liens not permitted by the foregoing clauses (a) to (j), inclusive, if at the time of, and after giving effect to, the creation or assumption of such lien, the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (without duplication) secured by all liens not so permitted by the foregoing clauses (a) through (j), inclusive, together with the Attributable Debt (as defined below) in respect of Sale and Lease-Back Transactions (as defined below) permitted by paragraph (a) under "Limitation on Sale and Lease-Back Transactions" below does not exceed the greater of $100,000,000 and 10% of Consolidated Net Worth (as defined below); and (l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (k), inclusive, except that the principal amount of Indebtedness secured thereby unless otherwise excepted under clauses
(a) through (k) shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement and shall be limited to all or part of the assets (or any replacement therefor) which secured the lien so extended, renewed or replaced (plus improvements and construction on real property).

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS. The Company will not, and will not permit any Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to a Principal Property unless (a) the Company or such Restricted Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such transaction, without equally and ratably securing the Debt Securities pursuant to the provisions described under "Limitations on Liens" above, or (b) the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to their fair value (as determined by the Company's Board of Directors) and an amount equal to the net proceeds is applied, within 180 days of the effective date of such transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction) of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Debt Securities, or of Funded Indebtedness (as defined below) of the Company that ranks on a parity with the Debt Securities or of Funded Indebtedness of a consolidated Subsidiary of the Company (subject to credits for certain voluntary retirement of Funded Indebtedness and certain delivery of Debt Securities to the Trustee for retirement and cancellation).

    LIMITATION ON INDEBTEDNESS OF SUBSIDIARIES. (a) The Company will not cause or permit any Subsidiary (which is not a Guarantor), directly or indirectly, to create, incur, assume, guarantee or otherwise in any manner become liable for the payment of or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Subsidiary Indebtedness) unless such Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee of the Debt Securities.

        (b) Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Debt Securities shall provide by its terms that it (and all liens securing the same) shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's equity interests in, or all or substantially all the assets of, such Subsidiary, which transaction is in compliance with the terms of the Indenture and such Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Subsidiaries, (ii) the payment in full of all obligations under the Indebtedness giving rise to such Guarantee or (iii) with respect to Indebtedness described in clause (a) above constituting guarantees, the release by the holders of such Indebtedness of the guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as (A) no other Indebtedness (other than Permitted Subsidiary Indebtedness) has been guaranteed by such Subsidiary, as the case may be, or
    (B) the holders of all such other Indebtedness which is guaranteed by such Subsidiary also release the guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

        (c) For purposes of this covenant, any Acquired Indebtedness shall not be deemed to have been incurred until 180 days from the date (A) the Person obligated on such Acquired Indebtedness becomes a Subsidiary or (B) the acquisition of assets in connection with which such Acquired Indebtedness was assumed is consummated.

    DEFINITIONS. "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets by such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

    "Affiliate" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any officer or director of any such specified Person; or (iii) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Attributable Debt" means in connection with a Sale and Lease-Back Transaction, as of any particular time, the aggregate of present values (discounted at a rate per annum equal to the average interest borne by all outstanding Debt Securities determined on a weighted average basis and compounded semi-annually) of the obligations of the Company or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term "net rental payments" under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

    "Capital Stock" of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, other equity interests whether now outstanding or issued after the date of the Indenture, partnership interests (whether general or limited), any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

    "Consolidated Net Worth" means, at any date, the total assets less the total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with United States generally accepted accounting principles as in effect on the date of calculation.

    "Consolidated Tangible Assets" means, at any date, the total assets less all intangible assets appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with United States generally accepted accounting principles as in effect on the date of calculation. "Intangible Assets" means the amount (if any) which would be stated under the heading "Costs in Excess of Net Assets of Acquired Companies" or under any other heading relating to intangible assets separately listed, in each case on the face of the aforesaid consolidated balance sheet.

    "Funded Indebtedness" means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

    "Guarantee" means the unconditional and unsubordinated guarantee by Tyco or any Guarantor of the due and punctual payment of the principal of and interest on the Debt Securities (including premium and Additional Amounts, if any) when and as the same shall become due and payable, whether at the stated maturity, by acceleration, call for redemption or otherwise, in accordance with the terms of such Debt Securities and the Indenture.

    "Guarantor" means Tyco or any Subsidiary that after the date of the Indenture executes a guarantee of the Debt Securities contemplated by the "Limitation on Indebtedness of Subsidiaries" covenant, until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

    "Indebtedness" means, without duplication, the principal or face amount of
(i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (v) all obligations as lessee which are capitalized in accordance with United States generally accepted accounting principles, and (vi) all Indebtedness of others guaranteed by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

    "Permitted Subsidiary Indebtedness" means any of the following: (i) Indebtedness in an aggregate amount, without duplication, not to exceed, as of the date of determination, 5% of the Consolidated Tangible Assets of the Company (excluding any Indebtedness described in clauses (ii) through (viii) herein);
(ii) Indebtedness owed to the Company, Tyco or any Subsidiary; (iii) obligations under standby letters of credit or similar arrangements supporting the performance of a Person under a contract or agreement in the ordinary course of business; (iv) obligations as lessee in the ordinary course of business which are capitalized in accordance with United States generally accepted accounting principles; (v) Indebtedness that was Permitted Subsidiary Indebtedness at the time that it was first incurred; (vi) Acquired Indebtedness that by its terms is not callable or redeemable prior to its stated maturity and that remains outstanding following such time as the Subsidiary obligated under such Acquired Indebtedness in good faith has made or caused to be made an offer to acquire all such Indebtedness on terms which, in the opinion of an investment bank of national reputation and standing, are consistent with market practices in existence at the time for offers of a similar nature, provided that the initial expiration date of any such offer shall be not later than the expiration of the time period set forth in paragraph (c) of the "Limitation of Indebtedness of Subsidiaries" covenant; (vii) Indebtedness outstanding on the date of the Indenture and (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness referred to in clause (vii) of this definition of "Permitted Subsidiary Indebtedness" of a Subsidiary organized under a jurisdiction other than the United States or any State thereof or the District of Columbia, including any successive refinancings so long as the borrower under such refinancing is such Subsidiary and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing plus the lesser of (A) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of such Restricted Subsidiary incurred in connection with such refinancing.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Principal Property" means any manufacturing, processing or assembly plant or facility or any warehouse or distribution facility which is used by any U.S. Subsidiary after the date hereof, other than any such plants, facilities, warehouses or portions thereof, which in the opinion of the Board of Directors of the Company, are not collectively of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety, or which, in each case, has a book value, on the date of the acquisition or completion of the initial construction thereof by the Company, of less than 1.5% of Consolidated Tangible Assets.

    "Restricted Subsidiary" means any Subsidiary which owns or leases a Principal Property.

    "Sale and Lease-Back Transaction" means an arrangement with any Person providing for the leasing by the Company or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such Person; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

    "Subsidiary" means any corporation of which at least a majority of the outstanding securities having voting power under ordinary circumstances for the election of the board of directors of said corporation shall at the time directly or indirectly be owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

    "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

MERGER, CONSOLIDATION, SALE OR CONVEYANCE

    The Indenture provides that unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, neither the Company, Tyco nor any other Guarantor will merge or consolidate with any other corporation and will not sell or convey all or substantially all of its assets to any person, unless the Company, Tyco or such other Guarantor, as the case may be, shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all of the assets of the Company, Tyco or such other Guarantor, as the case may be, and shall expressly assume the payment of principal of, premium, if any, and interest on the Debt Securities and the observance of all the covenants and agreements under the Indenture to be performed or observed by the Company, Tyco or such other Guarantor, as the case may be, and immediately after such merger, consolidation, sale or conveyance, the Company, Tyco or such other Guarantor, as the case may be, such person or such successor corporation shall not be in default in the performance of the covenants and agreements of the Indenture to be performed or observed by the Company, Tyco or such other Guarantor, as the case may be; provided that the foregoing shall not apply to a Guarantor other than Tyco if in connection with any such merger, consolidation, sale or conveyance the Guarantee of such Guarantor is released and discharged pursuant to paragraph (b) of the "Limitation on Indebtedness of Subsidiaries" covenant.

EVENTS OF DEFAULT

    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, an Event of Default with respect to Debt Securities of any series issued under the Indenture is defined in the Indenture as being: default for 30 days in payment of any interest upon any Debt Securities of such series; default in any payment of principal of or premium, if any, on any Debt Securities of such series (including any sinking fund payment); default by the Company, Tyco or any other Guarantor in performance of any other of the covenants or agreements in respect of the Debt Securities of such series or the Indenture which shall not have been remedied for a period of 90 days after written notice to the Company by the Trustee or the holders of at least 25% of the principal amount of all Debt Securities of all affected series, as provided in the supplemental indenture relating thereto and described in the applicable Prospectus Supplement, specifying that such notice is a "Notice of Default" under the Indenture; default by the Company, Tyco or any other Guarantor in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on Indebtedness for money borrowed (other than Non-Recourse Indebtedness, as defined) in the principal amount then outstanding of $50,000,000 or more, or acceleration of any Indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within ten business days after notice to the Company by the Trustee or the holders of at least 25% of the principal amount of all of the Debt Securities at the time outstanding (treated as one class); any Guarantee ceases to be, or the Company or any Guarantor asserts in writing that such Guarantee is not in full force and effect and enforceable in accordance with its terms; certain events involving bankruptcy, insolvency or reorganization of the Company, Tyco or any other Guarantor; or any other Event of Default established for the Debt Securities of such series set forth in the accompanying Prospectus Supplement. Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, the Indenture provides that the Trustee shall transmit notice of any uncured default under the Indenture with respect to any series, within 90 days after the occurrence of such default, to the holders of Debt Securities of each affected series, except that the Trustee may withhold notice to the holders of any series of the Debt Securities of any default (except in payment of principal of, premium, if any, or interest on, such series of Debt Securities) if the Trustee considers it in the interest of the holders of such series of Debt Securities to do so.

    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under the Indenture or due to the default in the performance or breach of any other covenant or agreement of the Company, Tyco or any Guarantor applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under the Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series issued under the Indenture and then outstanding (each such series voting as a separate class) may declare the principal of all Debt Securities of such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding, or due to a default in payment at final maturity upon or acceleration of indebtedness for money borrowed in the principal amount then outstanding of $50,000,000 or more, or to certain events of bankruptcy, insolvency and reorganization of the Company, Tyco or any Guarantor shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under the Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding (each such series voting as a separate class or all such Debt Securities voting as a single class, as the case may be).

    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, the holders of a majority in principal amount of the Debt Securities of each series then outstanding and affected (with each series voting as a separate class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Debt Securities of such series under the Indenture, subject to certain limitations specified in the Indenture, provided that the holders of such Debt Securities shall have offered to the Trustee reasonable indemnity against expenses and liabilities.

    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, the Indenture provides that no holder of Debt Securities of any series may institute any action against the Company under the Indenture (except actions for payment of overdue principal, premium, if any, or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, and the Trustee shall not have instituted such action within 60 days of such request, and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under such Indenture and then outstanding.

    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, the Indenture requires the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants and agreements contained in the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, the Company may discharge or defease its obligations under the Indenture as set forth below.

    Under terms satisfactory to the Trustee, the Company may discharge this Indenture with respect to any series of Debt Securities issued under the Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or which may be called for redemption within one year) by irrevocably depositing with the Trustee cash or direct obligations of the United States as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest and Additional Amounts, if any, on such Debt Securities. However, the Company may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any mutilated, destroyed, lost or stolen Debt Securities of such series or to maintain an office or agency in respect of such series of Debt Securities.

    In the case of any series of Debt Securities in respect of which the exact amounts of principal of and interest due on such series can be determined at the time of making the deposit referred to below, the Company at its option at any time may also (i) discharge any and all of its obligations to holders of such series of Debt Securities issued under the Indenture ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any mutilated, destroyed, lost, or stolen Debt Securities of such series or to maintain an office or agency in respect of such series of Debt Securities or (ii) be released with respect to any outstanding series of Debt Securities issued under the Indenture from the obligations imposed by the covenants described under the captions "Covenants" and "Merger, Consolidation, Sale or Conveyance" above and omit to comply with such covenants without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company or Tyco irrevocably deposits with the Trustee cash and/or direct obligations of the United States, as trust funds in an amount certified by a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm to be sufficient to pay each installment of principal of, premium, if any, and interest and Additional Amounts, if any, on all outstanding Debt Securities of such series issued under the Indenture on the dates such installments of principal, premium, if any, and interest are due; (ii) no default or Event of Default shall have occurred and be continuing on the date of the deposit referred to in clause (i) or, in respect of certain events of bankruptcy, insolvency or reorganization, during the period ending on the 91st day after the date of such deposit (or any longer applicable preference period); and (iii) the Company delivers to the Trustee (A) an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize any income, gain or loss for United States federal income tax purpose as a result of such deposit and defeasance or covenant defeasance, as applicable, and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as applicable, had not occurred (in the case of defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture) and (B) an opinion of counsel to the effect that (x) payments from the defeasance trust will be free and exempt from any and all withholding and other taxes imposed or levied by or on behalf of Luxembourg or any political subdivision thereof having the power to tax, and (y) holders of such series of Debt Securities will not recognize any income, gain or loss for Luxembourg income tax and other tax purposes as a result of such deposit and defeasance or covenant defeasance, as applicable, and will be subject to Luxembourg income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as applicable, had not occurred.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company, Tyco and the Trustee, with the consent of the holders of not less than a majority of principal amount of the Debt Securities at the time outstanding of all series affected (voting as one class), to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities, except that no such modification shall (i) extend the final maturity of any of the Debt Securities or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or impair or affect the right of any holder of the Debt Securities to institute suit for the payment thereof without the consent of the holder of each of the Debt Securities so affected or (ii) reduce the aforesaid percentage in principal amount of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding.

    The Indenture contains provisions permitting the Company, Tyco and the Trustee, without the consent of any holders of Debt Securities, to enter into a supplemental indenture, among other things, for purposes of curing any ambiguity or correcting or supplementing any provision contained in the Indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the Indenture or any supplemental indenture as the Board of Directors of the Company deems necessary or desirable and which does not adversely affect the interests of the holders of Debt Securities in any material respect. The Company, Tyco and the Trustee, without the consent of any holders of Debt Securities, may also enter into a supplemental indenture to establish the form or terms of any series of Debt Securities as are not otherwise inconsistent with any of the provisions of the Indenture.

CONCERNING THE TRUSTEE

    The Trustee may hold Debt Securities, act as a depository for funds of, make loans to, or perform other services for, the Company and its Subsidiaries as if it were not the Trustee.

                              PLAN OF DISTRIBUTION

    The Company may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. Each Prospectus Supplement will describe the method of distribution of the offered Securities.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

    Underwriters and agents who participate in the distribution of Debt Securities may be entitled under agreements which may be entered into by the Company to indemnification by the Company and Tyco against certain liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase offered Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

    Certain U.S. legal matters regarding the Debt Securities and the Guarantees will be passed upon for Tyco and the Company by Kramer, Levin, Naftalis & Frankel, New York, New York, counsel to Tyco and the Company. Joshua M. Berman, a director and vice president of Tyco, is counsel to Kramer, Levin, Naftalis & Frankel. Mr. Berman owns beneficially 64,000 common shares of Tyco. Certain matters under the laws of Bermuda related to the Guarantees of Tyco will be passed upon for Tyco by Appleby, Spurling & Kempe, Hamilton, Bermuda, Bermuda counsel to Tyco. Certain matters under the laws of Luxembourg related to the Debt Securities will be passed upon by Zeyen Beghin Feider Loeff Claeys Verbeke, Luxembourg counsel to the Company.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule included in Tyco's Transition Report on Form 10-K for fiscal year ended September 30, 1997 and included in Tyco's Current Report on Form 8-K dated April 23, 1998 and incorporated by reference in this prospectus have been audited by Coopers & Lybrand, independent public accountants, as set forth in their reports included therein. In those reports, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants, namely Coopers & Lybrand L.L.P. and Arthur Andersen LLP. The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance upon said reports given upon the authority of those firms as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses in connection with the issuance and distribution of the Debt Securities covered by this Registration Statement are as follows:

SEC registration fee (actual)...................................  $1,106,250
Printing and engraving expenses.................................    100,000
Legal fees and expenses.........................................    100,000
Accounting fees and expenses....................................     50,000
Miscellaneous...................................................     68,750
                                                                  ---------
Total...........................................................  $1,425,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Bye-Law 102 of Tyco's Bye-Laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    Tyco maintains $75 million of insurance to reimburse its directors and officers for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Tyco, the Company or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Tyco pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 16. EXHIBITS

      1.1          --   Form of Underwriting Agreement*

      3.1          --   Memorandum of Association (as altered) of Tyco (incorporating all amendments to
                        May 26, 1992) (incorporated by reference as an Exhibit to Tyco's Annual Report on
                        Form 10-K for the year ended December 31, 1992)

      3.2          --   Certificate of Incorporation on Change of Name (previously filed as an Exhibit to
                        Tyco's Current Report on Form 8-K filed July 10, 1997)

      3.3          --   Bye-Laws of Tyco (incorporating all amendments to March 27, 1998)

      3.4          --   Articles of Association of the Company

      4.1          --   Form of Indenture

      4.2          --   Form of Debt Securities*

      5.1          --   Form of Opinion of Appleby, Spurling & Kempe

      5.2          --   Form of Opinion of Zeyen Beghin Feider Loeff Claeys Verbeke

      5.3          --   Form of Opinion of Kramer, Levin, Naftalis & Frankel

       12          --   Statement of Computation of Ratio of Earnings to Fixed Charges

     23.1          --   Consent of Coopers & Lybrand

     23.2          --   Consent of Coopers & Lybrand L.L.P.

     23.3          --   Consent of Arthur Andersen LLP

       24          --   Powers of Attorney (contained on the signature pages hereto)

       25          --   Statement of Eligibility of Trustee on Form T-1

------------------------

* To be filed by amendment or under cover of Form 8-K and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    Each of the undersigned Registrants hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Each of the undersigned Registrants hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 23rd day of April, 1998.

                                TYCO INTERNATIONAL LTD.

                                BY:              /S/ MARK H. SWARTZ
                                     -----------------------------------------
                                                   Mark H. Swartz
                                             EXECUTIVE VICE PRESIDENT--
                                              CHIEF FINANCIAL OFFICER
                                                (PRINCIPAL FINANCIAL
                                              AND ACCOUNTING OFFICER)

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints L. DENNIS KOZLOWSKI AND MARK H. SWARTZ, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 23, 1998 in the capacities indicated below.

          SIGNATURE                        TITLE
------------------------------  ---------------------------

                                Chairman of the Board,
   /s/ L. DENNIS KOZLOWSKI        President, Chief
------------------------------    Executive Officer and
     L. Dennis Kozlowski          Director (Principal
                                  Executive Officer)

   /s/ MICHAEL A. ASHCROFT      Director
------------------------------
     Michael A. Ashcroft

     /s/ JOSHUA M. BERMAN       Director
------------------------------
       Joshua M. Berman

    /s/ RICHARD S. BODMAN       Director
------------------------------
      Richard S. Bodman

       /s/ JOHN F. FORT         Director
------------------------------
         John F. Fort

     /s/ STEPHEN W. FOSS        Director
------------------------------
       Stephen W. Foss

   /s/ RICHARD A. GILLELAND     Director
------------------------------
     Richard A. Gilleland

          SIGNATURE                        TITLE
------------------------------  ---------------------------
    /s/ PHILIP M. HAMPTON       Director
------------------------------
      Philip M. Hampton

   /s/ JAMES S. PASMAN, JR.     Director
------------------------------
     James S. Pasman, Jr.

     /s/ W. PETER SLUSSER       Director
------------------------------
       W. Peter Slusser

                                Executive Vice President
      /s/ MARK H. SWARTZ          and Chief Financial
------------------------------    Officer (Principal
        Mark H. Swartz            Financial and Accounting
                                  Officer)

   /s/ FRANK E. WALSH, JR.      Director
------------------------------
     Frank E. Walsh, Jr.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on the 23rd day of April, 1998.

                                TYCO INTERNATIONAL GROUP S.A.

                                BY:             /S/ RICHARD W. BRANN
                                     -----------------------------------------
                                                  Richard W. Brann
                                                 MANAGING DIRECTOR
                                                (PRINCIPAL FINANCIAL
                                              AND ACCOUNTING OFFICER)

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints RICHARD W. BRANN AND MARK H. SWARTZ, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 23, 1998 in the capacities indicated below.

          SIGNATURE                        TITLE
------------------------------  ---------------------------
   /s/ TEUNIS CH. AKKERMAN      Director
------------------------------
     Teunis Ch. Akkerman
     /s/ RICHARD W. BRANN       Managing Director
------------------------------
       Richard W. Brann
    /s/ BYRON S. KALOGEROU      Managing Director
------------------------------
      Byron S. Kalogerou

                               INDEX TO EXHIBITS

  EXHIBIT                                                                                                     NUMBERED
  NUMBER                                             DESCRIPTION                                                PAGE
-----------  --------------------------------------------------------------------------------------------  ---------------

       1.1   --Form of Underwriting Agreement*

       3.1   --Memorandum of Association (as altered) of Tyco (incorporating all amendments to May 26,
               1992) (incorporated by reference as an Exhibit to Tyco's Annual Report on Form 10-K for
               the year ended December 31, 1992)

       3.2   --Certificate of Incorporation on Change of Name (previously filed as an Exhibit to Tyco's
               Current Report on Form 8-K filed July 10, 1997)

       3.3   --Bye-Laws of Tyco (incorporating all amendments to March 27, 1998)

       3.4   --Articles of Association of the Company

       4.1   --Form of Indenture

       4.2   --Form of Debt Securities*

       5.1   --Form of Opinion of Appleby, Spurling & Kempe

       5.2   --Form of Opinion of Zeyen Beghin Feider Loeff Claeys Verbeke

       5.3   --Form of Opinion of Kramer, Levin, Naftalis & Frankel

      12     --Statement of Computation of Ratio of Earnings to Fixed Charges

      23.1   --Consent of Coopers & Lybrand

      23.2   --Consent of Coopers & Lybrand L.L.P.

      23.3   --Consent of Arthur Andersen LLP

      24     --Powers of Attorney (contained on the signature pages hereto)

      25     --Statement of Eligibility of Trustee on Form T-1

------------------------

* To be filed by amendment or under cover of Form 8-K and incorporated herein by reference.